Exhibit 99.2

Solidion Announces Inclusion in Russell 3000® Index

DALLAS, TEXAS, July 1st, 2024 (GLOBE NEWSWIRE) – Solidion Technology, Inc. (“Solidion” or the “Company”) (Nasdaq: STI), an advanced battery technology solutions provider, today announced that the Company has been added to the broad-market Russell 3000® Index, effective as of market open today as part of the Russell Index’s annual reconstitution.

The annual Russell US Indexes reconstitution captures the 4,000 largest US stocks as of April 30, 2024, ranking them by total market capitalization. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. FTSE Russell determines membership for its Russell indexes primarily by objective, market-capitalization rankings, and style attributes.

“The addition to the Russell Index is a noteworthy milestone for Solidion, its employees and shareholders",” said Solidion CEO Jaymes Winters. “Solidion’s accomplishments in the battery space to-date, as well as our ambitions for the future, are large. We look forward to engaging with investors who share our ambitions, and believe our inclusion in the Russell Index, and the awareness it will spur, will give us more opportunity to do so.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. According to the data as of the end of December 2023, about $10.5 trillion in assets are benchmarked against the Russell US indexes, which belong to FTSE Russell, a prominent global index provider.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Solidion Technology Inc., (NASDAQ: STI) (the “Company,” "Solidion,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words "forecasts" "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include (i) the lack of a third party valuation in determining to pursue the business combination, (ii) the effect of the announcement or closing of the business combination on Solidion’s business relationships, operating results and business generally, (iii) risks that the business combination disrupts current plans and operations of Solidion and potential difficulties in Solidion employee retention as a result of the transaction, (iv) the outcome of any legal proceedings that may be instituted against Honeycomb Battery Company or against Nubia Brand International Corp. (“Nubia”) related to the transaction, (v) the ability to maintain the listing of Solidion’s securities on a national securities exchange, (vi) volatility of the price of Solidion’s securities due to a variety of factors, including changes in the competitive and highly regulated industries in which Solidion operates, variations in operating performance across competitors, changes in laws and regulations affecting Solidion’s business and changes in the combined capital structure, (vi) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (vii) the risk of downturns and a changing regulatory landscape in the highly competitive EV battery industry, and the Risk Factors contained within our filings with the SEC, including Nubia’s definitive proxy statement filed with the SEC on November 8, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Solidion Technology, Inc.

Headquartered in Dallas, Texas with pilot production facilities in Dayton, Ohio, Solidion’s core business includes manufacturing of battery materials and components, as well as development and production of next-generation batteries for energy storage systems and electric vehicles for ground, air, and sea transportation. Recognized as a global IP leader in both the high-capacity anode and the high-energy solid-state battery, Solidion is uniquely positioned to offer two lines of battery products: (i) advanced anode materials (ready for production expansion); and (ii) three classes of solid-state batteries, including Silicon-rich all-solid-state lithium-ion cells (Gen 1), anodeless lithium metal cells (Gen 2), and lithium-sulfur cells (Gen 3), all featuring an advanced polymer- or polymer/inorganic composite-based solid electrolyte that is process-friendly. Solidion’s solid-state batteries can be manufactured at scale using current lithium-ion cell production facilities; this feature enables fastest time-to-market of safe solid-state batteries. Solidion batteries are designed to deliver significantly extended EV range, improved battery safety, lower cost per KWh, fastest time-to-market, and next-gen cathodes (potential to replace expensive nickel and cobalt with sulfur (S) and other more abundant elements).

About FTSE Russell

FTSE Russell is a leading global provider of benchmarking, analytics, and data solutions for investors, giving them a precise view of the market relevant to their investment process. A comprehensive range of reliable and accurate indexes provides investors worldwide with the tools they require to measure and benchmark markets across asset classes, styles, or strategies.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell indexes to benchmark their investment performance and create ETFs, structured products, and index-based derivatives.

FTSE Russell is focused on applying the highest industry standards in index design and governance, employing transparent rules-based methodology informed by independent committees of leading market participants. FTSE Russell fully embraces the IOSCO Principles, and its Statement of Compliance has received independent assurance. Index innovation is driven by client needs and customer partnerships, allowing FTSE Russell to continually enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

For more information, visit https://www.lseg.com/en/ftse-russell.

Solidion Technology Inc. Contacts

For Investors: ir@solidiontech.com

For Media: solidionPR@icrinc.com